Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Hagerty, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	4,724,560(2)	$8.05(3)	$38,032,708.00	$0.0001102	$4,191.20	—	—	—	—
	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	713,684(4)	$8.05(3)	$5,745,156.20	$0.0001102	$633.12	—	—	—	—
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	73,832,500(5)	15.915(6)	$1,175,044,237.50	$0.0000927	$108,926.60	—	—	—	—
	Other	PIPE Warrants to purchase Class A Common Stock	457(i)	12,669,300(7)	—	—	—	— (8)	—	—	—	—
	Other	Private Placement Warrants to purchase Class A Common Stock	457(i)	257,500(9)	—	—	—	— (8)	—	—	—	—
	Other	OTM Warrants to purchase Class A Common Stock	457(i)	1,300,000(10)	—	—	—	— (8)	—	—	—	—

	Other	Underwriter Warrants to purchase Class A Common Stock	457(i)	28,750(11)	—	—	—	— (8)	—	—	—	—
	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	251,033,906(12)	15.915(6)	$3,995,204,613.99	$0.0000927	$370,355.47	—	—	—	—
	Equity	Class A Common Stock, par value $0.0001 per share	457(g)	18,705,550(13)	11.50(14)	$215,113,825.00	$0.0000927	$19,941.05	—	—	—	—
	Equity	Class A Common Stock, par value $0.0001 per share	457(g)	1,300,000(15)	15.00(16)	$19,500,000.00	$0.0000927	$1,807.65	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts							$505,855.09		—	—	—
	Total Fees Previously Paid							$501,030.77		—	—	—
				Total Fee Offsets				—		—	—	—
				Net Fee Due				$4,824.32		—	—	—

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)
Consists of 4,724,560 shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon exchange of units of The Hagerty Group, LLC (“OpCo Units”) issued pursuant to that certain Contribution and Exchange Agreement (the “BAG Agreement”) with Broad Arrow Holdings LLC, Broad Arrow Group, Inc. (“Broad Arrow”), and certain other contributor parties thereto, pursuant to which, in exchange for the remaining outstanding shares of Broad Arrow common stock, The Hagerty Group, LLC issued Broad Arrow’s U.S. stockholders 4,724,560 OpCo Units, each exchangeable into one share of Class A Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low reported trading prices of the Class A Common Stock as reported on the New York Stock Exchange (“NYSE”) on December 16, 2022.

(4)	Consists of 713,684 shares of Class A Common Stock issued to certain of Broad Arrow’s non-U.S. stockholders in connection with the BAG Agreement.
(5)
Consists of (i) 2,875,000 shares of Class A Common Stock issued to Aldel Investors LLC and FG SPAC Partners LP in connection with the Business Combination Agreement, dated August 17, 2021, by and among Aldel Financial Inc. (“Aldel”), Aldel Merger Sub LLC, a wholly owned subsidiary of Aldel, and The Hagerty Group, LLC, (ii) 70,385,000 shares of Class A Common Stock held by subscribers pursuant to a subscription agreement entered into as of August 17, 2021 and (iii) 572,500 shares of Class A Common Stock that were issued in a private placement in connection with Aldel’s initial public offering (the “Aldel IPO”).

(6)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $15.915, which was the average of the high and low prices of the Class A Common Stock on the NYSE on December 20, 2021, which date was within five business days prior to filing the initial Registration Statement with the Securities and Exchange Commission on December 21, 2021.

(7)
Consists of 12,669,300 shares of Class A Common Stock upon the exercise of the warrants (the “PIPE Warrants”) at an exercise price of $11.50 per share that were issued to certain qualified institutional buyers and accredited investors pursuant to subscription agreements dated as of August 17, 2021.

(8)
In accordance with Rule 457(i) under the Securities Act, the entire registration fee for the Warrants (as defined below) is allocated to the shares of Class A Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.

(9)
Consists of 257,500 shares of Class A Common Stock upon exercise of the warrants (the “Private Placement Warrants”) at an exercise price of $11.50 per share that were issued in a private placement in connection with the Aldel IPO.

(10)
Consists of 1,300,000 shares of Class A Common Stock upon the exercise of the warrants (the “OTM Warrants”) originally issued to Aldel Investors LLC and FG SPAC Partners LP at an exercise price of $15.00 per share issued in connection with the Aldel IPO.

(11)
Consists of 28,750 shares of Class A Common Stock upon exercise of the warrants (the “Underwriter Warrants”) at an exercise price of $11.50 per share originally issued to ThinkEquity LLC in connection with the Aldel IPO.

(12)	Consists of 251,033,906 shares of Class A Common Stock issuable upon exchange of shares of Class V common stock, par value $0.0001 per share, of the Registrant and OpCo Units.
(13)
Consists of (i) 12,669,300 shares of Class A Common Stock issuable upon exercise of the PIPE Warrants, (ii) 257,500 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, (iii) 28,750 shares of Class A Common Stock issuable upon exercise of the Underwriter Warrants, and (iv) 5,750,000 shares of Class A Common Stock upon exercise of the warrants issued to the public as part of the units in the Aldel IPO (the “Public Warrants”).

(14)
Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the PIPE Warrants, Public Warrants, Private Placement Warrants and Underwriter Warrants (collectively, the “Warrants”).

(15)	Consists of 1,300,000 shares of Class A Common Stock issuable upon exercise of OTM Warrants.
(16)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the OTM Warrants.